Exhibit 10.7

STANDBY LETTER OF CREDIT AGREEMENT

THIS STANDBY LETTER OF CREDIT AGREEMENT is made and entered into as of November 8, 2004 by and among:

ASSURED GUARANTY LTD., a company organized under the laws of Bermuda (with its successors and assigns, “Holdings”),

ASSURED GUARANTY RE OVERSEAS LTD., a company organized under the laws of Bermuda (with its successors and assigns, “AGRO”), and

ASSURED GUARANTY RE INTERNATIONAL LTD., a company organized under the laws of Bermuda (with its successors and assigns, “AGRI” and, with Holdings and AGRO, each an “Applicant” and, collectively, the “Applicants”),

and

KEYBANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).

Recitals:

A.            The Applicants have requested that the Bank to establish a credit facility (the “Facility”), under which the Bank would issue its irrevocable standby letters of credit (each a “Credit” and, collectively, the “Credits”) substantially in the form of Exhibit A hereto, each in favor of a beneficiary identified by an Applicant in writing to the Bank (each a “Beneficiary” and, collectively, the “Beneficiaries”).

B.            Subject to the terms and conditions of this Agreement, the Bank has agreed to issue the Credits to the Beneficiaries.

Agreements:

NOW, THEREORE, in consideration of the foregoing Recitals and of other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Applicants and the Bank hereby agree as follows:

1.             Definitions and Construction.

(a)           Certain Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with, such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“ACE” shall mean ACE Limited, a Cayman Islands company.

“AGRI” shall have the meaning set forth in the first paragraph of this Agreement.

“AGRO” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicant” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicant Jurisdiction” shall have the meaning set forth in Section 12(g) of this Agreement.

“Average Facility Maximum” shall mean for any period, an amount equal to the sum of the Facility Maximum as of the close of business of each business day in such period, divided by the number of business days in such period.

“Bank” shall have the meaning set forth in the first paragraph of this Agreement.

“Base Rate” shall mean, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus one-half percent (0.50%).

“Beneficiary” shall have the meaning set forth in Recital A of this Agreement.

“Benefit Arrangement” shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

“Bermuda Law Event” shall have the meaning set forth in Section 11 of this Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Official Body or (c) any request, guideline or directive (whether or not having the force of law) of any Official Body made or issued.

“Consolidated Debt” shall mean, at any time, an amount equal to the sum (without duplication) of the then outstanding Indebtedness of Holdings and of each Subsidiary of Holdings (excluding, however, (i) the amount of all Insurance-Related Guaranties, (ii) the amount of any Soft Capital (as defined in the Credit Agreement), (iii) the obligations of Holdings with respect to any preferred stock of Holdings, and (iv) the obligations of any of Holdings or its Subsidiaries under Guaranteed Investment Contracts), determined and consolidated in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated Net Income to Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period.

“Consolidated Net Income” shall mean, for any period, the net income for such period for Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” shall mean, at any time, the net worth of Holdings and its Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.

“Covered Taxes” means all Taxes, other than Excluded Taxes.

“Credit” shall have the meaning set forth in Recital A of this Agreement.

“Credit Agreement” shall mean the $250,000,000 - 364-Day Revolving Credit Facility - Credit Agreement dated as of April 29, 2004 among Holdings and others, as “Borrowers” thereunder, the “Banks” party thereto and ABN Amro Bank N.V., as administrative agent, as such Credit Agreement is from time to time amended, restated or otherwise modified.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, Holdings and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Holdings, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” shall have the meaning set forth in Section 14 of this Agreement.

“Excluded Taxes” shall mean, with respect to the Bank or any other recipient of a payment from any Applicant hereunder, (i) Taxes imposed on (or measured by) net income, net profits or overall gross receipts (including, without limitation, branch profits taxes) by any jurisdiction under the laws of which such recipient is organized, in which such recipient has an office or with respect to which such recipient has any other connection (other than a connection deemed to arise solely by reason of the recipient’s being a party to this Agreement or receiving a payment under this Agreement, or the recipient’s enforcement of its rights or exercise of its remedies under this Agreement), (ii) any Tax that is not imposed solely as a result of a Change in Law formally announced after the date hereof and (iii) any Tax that is attributable to the recipient’s failure to comply with Section 6(b) of this Agreement.

“Facility” shall have the meaning set forth in Recital A of this Agreement.

“Facility Maximum” shall mean Fifty Million Dollars ($50,000,000), as such amount may from time to time be reduced pursuant to the provisions of Section 2(b) of this Agreement.

“Facility Term” shall have the meaning set forth in Section 2(a) of this Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of Cleveland, or, if such rate is not so published on such business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied.

“Guaranteed Investment Contract” shall mean, with respect to any Person, a guaranteed investment contract, funding agreement or similar agreement issued or entered into by such Person wherein such Person guarantees a rate of return on invested capital over the term of such contract or agreement.

“Guaranty” of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person (other than as an incidental part of another transaction), any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Holdings” shall have the meaning set forth in the first paragraph of this Agreement.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) payment obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (v) any Guaranteed Investment Contract, or (vi) any Guaranty of Indebtedness.

“Insurance-Related Guaranties” shall have the meaning set forth in Section 9(c) of this Agreement.

“Insurer Financial Strength Rating” shall mean the insurer financial strength rating of AGRI or AGRO, as determined by either of Standard & Poor’s and Moody’s.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, or similar agreement entered into by Holdings or any Material Subsidiary in order to provide protection to, or minimize the impact upon, Holdings or any Material Subsidiary of increasing floating rates of interest applicable to Indebtedness.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization, or approval, lien or award of or settlement agreement with any Official Body.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge, or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement, or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Material Adverse Effect” shall mean any event or condition, or series of related events or conditions that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on (i) the assets, business, financial condition or operations of an

Applicant or (ii) the ability of an Applicant to perform any of its Obligations under this Agreement.

“Material Subsidiary” shall mean (i) any Subsidiary of Holdings that is AGRI or a Subsidiary of AGRI and which has at any time, or which will have after giving effect to any contemplated transaction, acquisition, loan or investment, a net worth equal to or greater than an amount which is the greater of five percent (5%) of the consolidated tangible net worth of Holdings and its Subsidiaries or $25,000,000, (ii) any Subsidiary of Holdings as to which Holdings requests in writing to be a Material Subsidiary, and (iii) any Subsidiary or Subsidiaries of Holdings which own(s) in the aggregate 30% or more of any Material Subsidiary.  Notwithstanding the foregoing, each of AGRI and AGRO shall be deemed to be a Material Subsidiary for all purposes of this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which Holdings or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including Holdings or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Obligations” shall mean any reimbursement obligation, interest, fee, or other indebtedness, obligation or liability of any Applicant or Material Subsidiary to the Bank, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement.

“Official Body” shall mean any national, federal, state, local, or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department, or instrumentality of either, or any court, tribunal, grand jury, or arbitrator, in each case whether foreign or domestic.

“Permitted Acquisition” shall have the meaning set forth in Section 9(f) of this Agreement.

“Permitted Investments” shall mean:

(i)            direct obligations of the United States of America or the United Kingdom or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or the United Kingdom maturing in twelve (12) months or less from the date of acquisition;

(ii)           commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition;

(iii)          demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;

(iv)          fixed income securities with a weighted average credit quality of A by Standard & Poor’s or A2 by Moody’s on the date of acquisition; and

(v)           investments of the types specified in Sections 1402(b) and 1404(a)(1), (2), (3), (8), and (10) of the New York Insurance Law.

“Permitted Liens” shall mean:

(i)            Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)           Liens and pledges or deposits made in the ordinary course of business of Holdings or any Material Subsidiary with respect to employee’s salaries and benefits, to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs with respect to such Person’s officers or employees;

(iii)          Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)          Good-faith pledges or deposits made in the ordinary course of business of Holdings or any Material Subsidiary to secure statutory or regulatory obligations of Holdings or any Material Subsidiary;

(v)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)          Liens, security interests and mortgages, if any, in favor of the Bank securing the Obligations;

(vii)         Liens on property leased by Holdings or any Material Subsidiary under capital and operating leases;

(viii)        Any Lien existing on the date of this Agreement described on Schedule 1, provided that the principal amount secured thereby is not hereafter increased;

(ix)           Purchase Money Security Interests;

(x)            Liens on assets received by any Applicant from a third Person and held in trust by any Applicant in respect of liabilities assumed by any Applicant in the course of the reinsurance business of such Applicant;

(xi)           To the extent that they would constitute “Liens”, Insurance-Related Guaranties; and

(xii)          The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and they do not in the aggregate materially impair the ability of any Applicant or any Material Subsidiary to perform its Obligations hereunder or under the other Loan Documents:

(1)          Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Applicant or applicable Material Subsidiary maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)          Claims, Liens, or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)          Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)          Liens resulting from final judgments or orders described in Section 14(m) of this Agreement.

“Person” shall mean any individual, company, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Potential Default” shall mean any event or condition, which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Prime Rate” shall mean, for any day, the rate of interest per annum then most recently publicly announced by the Bank as its “prime” rate (or equivalent rate otherwise named) in effect at its principal office in Cleveland, Ohio, which prime rate is not necessarily the lowest rate of interest charged by the Bank to commercial borrowers.

“Prohibited Transaction” shall mean any “prohibited transaction” as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to AGRO, AGRI or any Material Subsidiary, or deferred payments by such Person, in either case for the purchase of such tangible personal property.

“SEC” shall have the meaning set forth in Section 12(d) of this Agreement.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Subsidiary” of any Person at any time shall mean (i) any corporation, company or trust of which 50% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Tax” (or, as appropriate, “Taxes”) shall mean any present or future income, stamp or other tax, levy, impost, duty, charge or withholding imposed, levied, collected, withheld or assessed by any taxing authority (including any interest or penalties attributable thereto).

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings (taken as one accounting period) ending after the date hereof.

“Total Capitalization” shall mean, at any time, an amount (without duplication) equal to (i) the then outstanding Consolidated Debt of Holdings and its Subsidiaries, plus (ii) consolidated stockholders equity of Holdings and its Subsidiaries.

(b)           Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement.  References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” is not a term of limitation and has the meaning represented by the phrase “including without limitation”.  The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, schedule and exhibit references are to this Agreement, unless otherwise specified.

2.             Agreement of the Bank to Issue the Credits.

(a)           Issuance of Credits.  Subject to the terms and conditions of this Agreement, the Bank agrees to issue Credits to Beneficiaries at any time and from time to time prior to April 28, 2005 (such period, as it may be earlier terminated pursuant to Section 2(b) or Section 14 of this Agreement being the “Facility Term”) upon the written request of an Applicant (in the form of Exhibit B hereto, as the same may be modified from time to time to reflect changes in the form of the Bank’s customary letter of credit application), but only so long as, on the date of issuance, and after giving effect to such issuance, (i) no Event of Default or Potential Default then exists or would then exist, (ii) the Applicants’ representations in Section 12 of this Agreement are and would be true and correct in all material respects, and (iii) the sum of (A) the aggregate undrawn face amount of all then outstanding Credits (including the Credit then proposed to be issued) and (B) the aggregate amount of all sums then owing to the Bank pursuant to Section 3 of this

Agreement shall not be greater than the Facility Maximum.  Notwithstanding the provisions of the immediately preceding sentence, if the “Expiration Date” of the Credit Agreement is extended pursuant to an amendment or other writing to which the Bank is a party, the Facility Term shall automatically and without further action by the Bank or the Applicants be extended to end on the date that is the earlier of (A) November 7, 2005 and (B) the “Expiration Date” of the Credit Agreement, as so extended by such amendment or other writing.

(b)           Voluntary Reduction of Facility.  The Applicants may, at any time and without payment of premium or penalty, terminate in whole or from time to time in part reduce the Facility Maximum by delivering to the Bank, not later than 12:00 noon (Cleveland, Ohio time) three (3) business days immediately preceding the effective date of the reduction, a notice of such reduction (a “Reduction Notice”), in form reasonably specified by the Bank, stating the amount by which the Facility Maximum is to be reduced and the effective date of such reduction.  Each reduction shall be subject to the following: (i) each such reduction shall be in an aggregate principal amount of not less than Five Million Dollars ($5,000,000) or any integral multiple of $1,000,000 in excess thereof and (ii) each such reduction shall be in an amount such that the Facility Maximum, as so reduced, is not less than an amount equal to the sum of (A) the aggregate undrawn face amount of all then outstanding Credits and (B) the aggregate amount of all sums then owing to the Bank pursuant to Section 3 of this Agreement.  From and after each such reduction, the unused facility fee payable under Section 4 of this Agreement shall be calculated upon the Facility Maximum as so reduced.  Any partial reduction in the Facility Maximum shall be irrevocable and effective during the remainder of the Facility Term.  If the Applicants terminate in whole the Facility Maximum, on the effective date of such termination there shall be no Credits then outstanding, and the Applicants shall have paid to the Bank in full all sums owing to the Bank pursuant to Section 3 of this Agreement together with all accrued and unpaid interest (if any) and fees and all other amounts due to the Bank hereunder.

3.             Agreement to Pay; Interest.  The Applicants unconditionally, and jointly and severally, agree to pay to the Bank at its office specified in Section 22 hereof (or such other location as the Bank may from time to time specify to the Applicants in writing), on written demand in immediately available funds, on each date on which a disbursement is made by the Bank pursuant to a Credit, an amount equal to such disbursement.  If payment is not made on the date of disbursement, the Applicants shall pay to the Bank interest on such amount, also payable on demand, at a per annum rate equal to the Base Rate, plus two percent (2%) from the date of disbursement until paid in full, but excluding the date on which payment is made.  Such interest shall be computed by obtaining a daily interest factor based upon a 360-day year and multiplying such factor by the actual number of days elapsed in any interest computation period.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

4.             Fees.  The Applicants agree to pay to the Bank,

(a)           on the date hereof, an upfront fee in the amount of fifteen thousand dollars (US$15,000),

(b)           quarterly in arrears on the last business day of each calendar quarter and on the date on which each Credit expires, letter of credit fees (based on a 360-day year and actual days elapsed) in an amount equal to thirty-five basis points (0.35%) per annum of the amount available to be drawn from time to time during such calendar quarter or shorter computation period under each Credit outstanding during such calendar quarter or shorter computation period, and

(c)           quarterly in arrears on the last business day of each calendar quarter and on the date on which the Facility expires or is terminated a facility fee (based on a 360-day year and actual days elapsed) in an amount equal to eight basis points (0.08%) per annum of the Average Facility Maximum during such quarter or lesser period.

5.             Joint and Several Obligations; Limitations; Waivers.

(a)           Joint and Several Obligations.  The Applicants agree that the Obligations of the Applicants under this Agreement are joint and several, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with terms of this Agreement, irrespective of any of the following circumstances:  (i) any lack of validity or enforceability of any one or more of the Credits or any document or instrument relating thereto; (ii) the existence of any claim, setoff, defense or other rights which any of the Applicants may have at any time against the Bank, the Beneficiary or any other person or entity, whether in connection with any one or more of the Credits, this Agreement or any unrelated transaction; (iii) any document presented under any one or more of the Credits proving to be forged, fraudulent, or invalid or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) payment by the Bank under any one or more of the Credits against presentation of a draft or certificate which does not strictly comply with the terms thereof or is insufficient in any respect, provided such payment shall have been made by the Bank in good faith and without gross negligence and payment is made against presentation of a draft or other document that at least substantially complies with the terms of the Credit applicable thereto; (v) any agreement by the Bank and the Beneficiary extending or shortening the Bank’s time after presentation to examine documents or to honor or give notice of discrepancies; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that the same shall not constitute gross negligence or bad faith on the part of the Bank.

(b)           Bank Actions.  Without limiting any other provision of this Agreement, the Bank:  (i) may rely upon any oral, telephonic, facsimile, electronic written or other communication believed by it in good faith to have been authorized by any Applicant, the Beneficiary or anyone acting for any of them; (ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with any Credit, whether transmitted by courier, mail, telecommunication or otherwise, or for errors in interpretation of technical terms or in translation; (iii) shall not be responsible for the identity or authority of any signer or the form, accuracy, genuineness or legal effect of any draft, certificate or other document presented under any Credit; and (iv) may accept as a draft any written or electronic demand or other request for payment under any Credit, even if such demand or other request is not in the form of a negotiable draft; provided that none of the foregoing shall be construed to excuse the gross negligence or willful misconduct of the Bank.

(c)           No Subrogation.  No Applicant shall have any right of subrogation, reimbursement or similar right in respect of its payment of any sum or its performance of any other obligation hereunder unless and until all Obligations have been paid in full and the Bank has no further obligation hereunder or under the Credits.  In addition, each Applicant confirms that upon the Bank’s issuance of each Credit, it will have received adequate consideration and reasonably equivalent value for the Indebtedness and other Obligations incurred hereunder.

(d)           Limitation of Obligations.  If the Obligations of an Applicant would be held or determined by a court or tribunal having competent jurisdiction to be void, invalid or unenforceable on account of the amount of its aggregate liability under this Agreement, then, notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of the liability of such Applicant under this Agreement shall, without any further action by such Applicant, the Bank or any other person, be automatically limited and reduced to an amount which is valid and enforceable.

(e)           No Fraudulent Transfer.  Without limiting the generality of the foregoing, each Applicant and the Bank hereby confirms that it is the intention of all such parties that neither this Agreement nor the issuance of any Credit constitute a fraudulent transfer or conveyance under the federal Bankruptcy Code, the Uniform Fraudulent Conveyances Act, the Uniform Fraudulent Transfer Act or similar state statute applicable to this Agreement.  Therefore, such parties agree that the Obligations of an Applicant shall be limited to such maximum amount as will, after giving effect to such maximum amount and other contingent and fixed liabilities of such Applicant that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of the other Applicants and any other obligor, result in the Obligations not constituting a fraudulent transfer or conveyance.

(f)            Waivers.  Each Applicant hereby waives (i) notice of acceptance of this Agreement, notice of the creation, renewal or accrual of any of the Obligations and notice of any other liability to which it may apply, and notice of or proof of reliance by the Bank upon this Agreement, (ii) diligence, protest, notice of protest, presentment, demand of payment, notice of dishonor or nonpayment of any of the Obligations, suit or taking other action or making any demand against, and any other notice to the other Applicant or any obligor, (iii) any defense based upon any statute or rule of law to the effect that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (iv) any defense based upon the Bank’s administration or handling of the Obligations, and (v) to the fullest extent permitted by law, any defenses or benefits which may be derived from or afforded by law which limit the liability of or exonerate accommodation co-makers, guarantors or sureties, or which may conflict with terms of this Agreement.

6.             Change in Law; Capital Adequacy.  If after the date hereof, the adoption of or any change in any law or regulation or in the interpretation thereof by, or compliance by the Bank with any guideline or request from, any central bank or other authority charged with the administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any (a) reserve, special deposit or similar requirement against letters of credit issued by the Bank or (b) any capital adequacy or similar requirement (including without limitation a requirement which affects the manner in which the Bank allocates capital to letters of credit), and the result thereof shall be to increase the cost to the Bank of issuing or maintaining any one or more of the Credits (which increase in cost shall be calculated in good faith in accordance with the Bank’s customary and reasonable averaging and attribution methods) or to reduce the rate of return on the Bank’s capital as a consequence of its obligations under any one or more of the Credits to a level below that which the Bank could have achieved but for such circumstances, then the Applicants shall pay to the Bank within ten (10) days of demand such additional amount or amounts as shall compensate the Bank for such increase in cost or reduction in rate of return; provided that this Section 6 shall not apply to Taxes, which shall be governed exclusively by Section 7 of this Agreement.  A certificate of the Bank showing in reasonable detail the calculation of any such additional amount or amounts shall be provided in connection with such written demand for payment and shall be conclusive, absent manifest error.  The Bank agrees that, upon the occurrence of any event giving rise to any increased cost or special payment under this Section 6, it will use reasonable efforts (subject to overall policy considerations of the Bank) to designate another lending office for any Credits affected by such event, provided that such designation is made on terms that the Bank suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation this Section 6.

7.             Taxes.

(a)           Net Payments.  Any and all payments made to the Bank by any Applicant hereunder shall be made free and clear of and without deduction or withholding for any Covered Taxes, unless an Applicant is required to deduct or withhold Covered Taxes.  If an Applicant shall be required by law to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings of Covered Taxes (including deductions or withholdings applicable to additional sums payable under this Section 7) the Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been required and (ii) such Applicant shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law and shall provide the Bank with the original or a certified copy of the receipt evidencing such payment.  If the Bank determines in good faith that it has received a refund in respect of any Covered Taxes with respect to which any Applicant has paid additional amounts pursuant to this Section 7, the Bank shall promptly after the date of such receipt pay over the amount of such refund to such Applicant (but only to the extent of additional amounts paid by the Applicant under this Section 7 with respect to the Covered Taxes giving rise to such refund), net of all reasonable expenses of the Bank (including additional Taxes attributable to such refund, as determined in good faith by the Bank) and without interest (other than interest, if any, paid by the relevant taxing authority with respect to such refund).  Any Applicant shall, upon demand, repay to the Bank any amount paid over to such Applicant by the Bank in the event the Bank is required to repay any portion of such refund to such taxing authority.  Nothing in this Section 7 shall entitle any Applicant to have access to the records of the Bank, including, without limitation, tax returns.

(b)           Exemptions.  To the extent it is legally entitled to do so, the Bank shall from time to time, at the written request of any Applicant, provide to such Applicant such form, certification or similar documentation, if any (each duly completed, accurate and signed) as is required by any jurisdiction, in order to obtain an exemption from, or reduced rate of, deduction or withholding of Covered Taxes to which the Bank is entitled pursuant to an applicable tax treaty or other applicable law.

(c)           Assignees.  An assignee of the Bank or subsequent assignee shall not be entitled to any greater additional amounts under this Section 7 than the Bank would have been entitled to absent such assignment (determined taking into account the provisions of this Section 7) except to the extent that the entitlement to greater additional amounts resulted solely from a Change in Law formally announced after the date on which such assignee became an assignee hereunder.

8.             Affirmative Covenants.  Subject to the provisions of Section 11 of this Agreement each Applicant covenants and agrees that, until the Bank has no obligation to issue Credits, no Credit is outstanding, and all of the Obligations have been satisfied in full, such Applicant shall comply with the following affirmative covenants:

(a)           Preservation of Existence, Etc.  Such Applicant shall, and shall cause each of its Material Subsidiaries to, maintain its legal existence as a corporation, limited partnership, or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 9(f) of this Agreement and except further where such failure would not have a Material Adverse Effect.

(b)           Payment of Liabilities, Including Taxes, Etc.  Such Applicant shall, and shall cause each of its Material Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments, and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, provided that such Applicant will pay, and shall cause its Material Subsidiaries to pay, all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

(c)           Maintenance of Insurance.  Such Applicant shall, and shall cause each of its Material Subsidiaries to, insure its properties and assets against loss or damage by insurable hazards as such assets are commonly insured (including, to the extent applicable to the respective industry of such or any Subsidiary thereof, fire, extended coverage, property damage, workers’ compensation, public liability, and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

(d)           Maintenance of Properties and Leases.  Such Applicant shall, and shall cause each of its Material Subsidiaries to, maintain in good repair, working order, and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time such Applicant will make or cause to be made all appropriate repairs, renewals, or replacements thereof.

(e)           Maintenance of Licenses, Etc.  Such Applicant shall, and shall cause each of its Material Subsidiaries to, maintain in full force and effect all licenses, franchises, permits, rights, and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would cause, or could reasonably be expected to cause, a Material Adverse Effect.

(f)            Visitation Rights.  Such Applicant shall, and shall cause each of its Material Subsidiaries to, permit any of the officers or authorized employees or representatives of the Bank to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as the Bank may reasonably request and at the expense of the Bank, provided that the Bank shall provide such Applicant with reasonable notice prior to any visit or inspection, and provided further that during the continuation of any Event of Default, all such visits and inspections by the Bank shall be at the expense of the Applicants.

(g)           Keeping of Records and Books of Account.  Such Applicant shall, and shall cause each of its other Subsidiaries to, maintain and keep proper books of record and account which enable each Applicant and Material Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over such Applicant or any such Subsidiary, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(h)           Plans and Benefit Arrangements.  Such Applicant shall, and Holdings shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other Laws applicable to any Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not cause, or would not reasonably be expected to cause, a Material Adverse Effect.  Without limiting the generality of the foregoing, Holdings shall cause all of its Plans and all Plans maintained by any member of the ERISA Group, if any, to be funded in accordance with the minimum funding requirements of ERISA and, to the extent applicable shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

(i)            Compliance With Laws.  Such Applicant shall, and shall cause each of its Material Subsidiaries to, comply with all applicable Laws in all respects, provided that it shall not be deemed to be a violation of this Section 8(i) if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would cause, or could reasonably be expected to cause, a Material Adverse Effect.

(j)            Use of Proceeds.  Such Applicant will use the Credits only for the general corporate purposes and working capital needs of such Applicant.  No Applicant shall use the Credits for any purposes which contravenes any applicable Law or any provision hereof.

(k)           Senior Debt Status.  Such Applicant shall ensure that the Obligations of such Applicant under this Agreement, and shall cause any Material Subsidiary that is party to a Guaranty to ensure that its obligations thereunder, shall at all times rank at least pari passu in priority of payment with all other senior unsecured Indebtedness of such Applicant or such Material Subsidiary (except to the extent of any Indebtedness which has a “preferred” status under any Law governing the bankruptcy, liquidation, insolvency, rehabilitation, reorganization, conservation, or like circumstance of such Applicant or such Material Subsidiary) and no such other senior unsecured Indebtedness of such Applicant or such Material Subsidiary shall at any time be governed by or subject to covenants, defaults, or other provisions that are more restrictive on such Applicant or such Material Subsidiary than those set forth herein; and provided that if payment of any present or future Indebtedness of such Applicant or any Material Subsidiary, except Indebtedness of such Applicant or any Material Subsidiary to the extent secured by Permitted Liens, shall at any time hereafter become secured by any Lien on any property, such Applicant or such Material Subsidiary shall secure payment of the Obligations with a Lien of like priority on the same or substantially similar property of the same or greater value (but, in any event, such Lien shall secure an amount of Obligations not to exceed the amount secured by the Lien given to secure payment of such other Indebtedness).

9.                                       Negative Covenants.  Subject to the provisions of Section 11 of this Agreement each Applicant covenants and agrees that until the Bank has no obligation to issue Credits, no Credit is outstanding and all of the Obligations have been satisfied in full, such Applicant shall comply with the following negative covenants:

(a)                                  Indebtedness.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, at any time create, incur, assume, or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness (A) under this Agreement and (B) of Holdings and AGRI under the Credit Agreement not exceeding, in the aggregate, $100,000,000 at any time;

(ii)                                  Existing Indebtedness as set forth on the Indebtedness Schedule (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on the Indebtedness Schedule;

(iii)                               Capitalized and operating leases;

(iv)                              Indebtedness secured by Purchase Money Security Interests;

(v)                                 Indebtedness of Holdings or any Material Subsidiary to another Applicant or any other Material Subsidiary, or any of their respective Affiliates;

(vi)                              Any Interest Rate Hedge;

(vii)                           Any Guaranties permitted pursuant to Section 9(c) of this Agreement;

(viii)                        Other Indebtedness of Material Subsidiaries which are regulated insurance companies consisting of letters of credit, trust accounts and similar collateral support required in the ordinary course of business either by statute or by rating agencies to support the insurance and/or reinsurance businesses of such Material Subsidiaries;

(ix)                                All obligations of any Affiliate of Holdings under Guaranteed Investment Contracts issued by such Person in an aggregate amount of up to $1,000,000,000; and

(xi)                                Other Indebtedness of Holdings from time to time so long as such Indebtedness is permitted at such time by the other provisions of this Agreement.

(b)                                 Liens.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, at any time create, incur, assume, or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

(c)                                  Guaranties.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guaranty, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person (it being understood that, in the case of AGRO and AGRI, the restrictions of this Section 9(c) shall not be deemed to apply to liabilities arising from credit default swap transactions entered into by either such Applicant in the ordinary course of its business in respect of the reference obligations and reference entities that are the subject of such credit default swap transactions), except for Guaranties of that Indebtedness of such Applicant and the Material Subsidiaries permitted hereunder, Guaranties in favor of the Bank pursuant to this Agreement, and the following (collectively, “Insurance-Related Guaranties”):

(i)                                     reinsurance and insurance agreements and policies and Guaranties which such Applicant or any Material Subsidiary is authorized or licensed to provide in the ordinary course of its reinsurance or insurance business,

(ii)                                  keepwell and similar agreements between and among various Subsidiaries of Holdings, the purpose and effect of which is to transfer the financial strength ratings of either of Assured Guaranty Corp. or AGRI to its Subsidiaries, and

(iii)                               letters of credit, trust accounts or similar collateral support procured by Subsidiaries of Holdings which are required in the ordinary course of business either by statute or by rating agencies in order to support the respective reinsurance or insurance business of such Subsidiaries.

(d)                                 Loans and Investments.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become, or remain liable to do any of the foregoing, except:

(i)                                     trade credit extended on usual and customary terms in the ordinary course of business;

(ii)                                  advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii)                               Permitted Investments and Permitted Acquisitions; and

(iv)                              loans, advances and investments in Holdings and any Subsidiary of Holdings; provided that AGRI may not make any loans, advances and investments in Holdings or any Subsidiary of Holdings which is not a Subsidiary of AGRI (other than any such Subsidiary of Holdings which issues or proposes to issue Guaranteed Investment Contracts).

(e)           Dividends and Related Distributions.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests, or limited liability company interests or on account of the purchase, redemption, retirement, or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except dividends or other distributions payable to Holdings or any Material Subsidiary and except for (i) dividends payable by Holdings not in excess of $15,000,000 in any fiscal year of Holdings and (ii) purchases, redemptions, retirements, or acquisitions by Holdings of its shares of capital stock (or warrants, options or rights therefor) not in excess of $25,000,000 in the aggregate in any twelve (12) month period, so long as no Event of Default or Potential Default shall exist immediately prior to and after giving effect to each such purchase, redemption, retirement, or acquisition.

(f)            Liquidations, Mergers, Consolidations, Acquisitions.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, dissolve, liquidate, or wind-up its affairs, or become a party to any amalgamation, merger or consolidation, or acquire by purchase, lease, or otherwise all or substantially all of the assets or capital stock of or other ownership interest in any other Person, provided that

(1)           any Material Subsidiary may consolidate, amalgamate or merge into Holdings or any Material Subsidiary, provided that no Applicant may merge, amalgamate or consolidate with another Applicant, and an Applicant may only merge, amalgamate or consolidate with another Material Subsidiary if such Applicant is the surviving entity of such merger, amalgamation or consolidation; and

(2)           Such Applicant or any Material Subsidiary may acquire, whether by purchase, by amalgamation or by merger, (A) all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person (each a “Permitted Acquisition”), provided that each of the following requirements is met:

(i)                                     the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition, and such Applicant or the relevant Material Subsidiary shall have delivered to the Bank written evidence of such approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(ii)                                  the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or otherwise complementary or related to, one or more lines of business conducted by such Applicant or any Material Subsidiary, or otherwise incidental to the business of a financial services company, and shall comply with Section 9(j) of this Agreement;

(iii)                               no Event of Default or Potential Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and

(iv)                              upon the reasonable request of the Bank, Holdings or the relevant Material Subsidiary shall deliver to the Bank at least five (5) Business Days before such Permitted Acquisition such information about such Person or its assets as the Bank may reasonably require.

(g)                                 Dispositions of Assets or Subsidiaries.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, sell, convey, assign, lease, abandon, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including by sale, assignment, discount, or other disposition of accounts, contract rights, chattel paper, equipment, or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of an Applicant), except:

(i)                                     transactions involving the sale of inventory, if any, in the ordinary course of business;

(ii)                                  any sale, transfer, or lease of assets, including any sale of investment assets, in the ordinary course of business which are no longer necessary or required in the conduct of such Applicant’s or such Subsidiary’s business or which are incidental to the management of such Applicant’s or its Subsidiary’s investment portfolio in a manner consistent with past practices;

(iii)                               any sale, transfer or lease of assets by any wholly owned Subsidiary of such Applicant to such Applicant or any Material Subsidiary thereof;

(iv)                              any sale, transfer or lease of assets in the ordinary course of business which are replaced by reasonably equivalent substitute assets; or

(v)                                 any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, provided that (A) at the time of any disposition, no Event of Default or Potential Default, shall exist or shall result from such disposition, and (B) the aggregate value of all assets so sold by (1) Holdings shall not exceed in any fiscal year fifteen percent (15%) of the consolidated tangible net worth of Holdings and its Subsidiaries or (2) any Material Subsidiary in any fiscal year shall not exceed a material portion of such Material Subsidiary’s tangible net worth.

(h)                                 Affiliate Transactions.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of Holdings or any Material Subsidiary or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Bank, and is in accordance with all applicable Law and accounting standards.

(i)            Subsidiaries, Partnerships and Joint Ventures.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, own, acquire, or create directly or indirectly any Material Subsidiary that is not a Guarantor of the Obligations.  No Applicant shall, or permit any of its Material Subsidiaries to, become or agree to become (1) a general or limited partner in any general or limited partnership, except that Holdings or any of its Material Subsidiaries may be general or limited partners in any Material Subsidiary, (2) a member or manager of, or hold a limited liability company interest in, a limited liability company, except that Holdings or any of its Material Subsidiaries may be members or managers of, or hold limited liability company interests in, Material Subsidiaries, or (3) a joint venturer or hold a joint venture interest in any joint venture except that Holdings or any of its Material Subsidiaries may be a party to a joint venture (A) that would not otherwise be a Material Subsidiary were it a Subsidiary of Holdings, and (B) as to which neither Holdings nor any Material Subsidiary is directly or indirectly jointly or severally liable for any act or omission of the joint venture beyond the amount of its investment therein.

(j)            Continuation of or Change in Business.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, make a material change in the nature of its business as substantially conducted and operated by such Applicant or such Subsidiary as of the date of this Agreement; provided, however, that (A) it shall not be a material change hereunder for such Applicant or any such Material Subsidiary to alter the concentration percentages of products offered or business conducted as of the date of this Agreement, nor to enter into any business incidental to the offering of such products or the conduct of such business and it shall not be a material change hereunder for a Material Subsidiary to engage in any business incidental to the conduct of a financial services company and (B) the parties hereto hereby acknowledge and agree that the issuance of Guaranteed Investment Contracts is a business incidental to the conduct of a financial services company.

(k)           Plans and Benefit Arrangements.  Such Applicant shall not, and shall not permit any of its Material Subsidiaries to, engage in a Prohibited Transaction with any Plan, Benefit Arrangement, or Multiemployer Plan which, alone or in conjunction with any other circumstance or set of circumstances, would result in a material liability under ERISA or otherwise violate ERISA in a material respect.

(l)            Fiscal Year.  Such Applicant shall not, and shall not permit any Subsidiary of such Applicant to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31 unless such Applicant has (i) provided thirty (30) days’ prior written notice to the Bank of the proposed change accompanied by an explanation in reasonable detail of the effect thereof on such Applicant and its Subsidiaries in general and on such Applicant’s or its Material Subsidiary’s financial reporting and covenant compliance hereunder, and (ii) agreed to amend the covenants contained herein (including the financial covenants set forth below) if reasonably requested by the Bank to maintain the continuity of the such covenants.

(m)          Maximum Debt to Total Capitalization Ratio.  Holdings shall not permit at any time the ratio of Consolidated Debt to Total Capitalization of to be greater than 0.30 to 1.0.

(n)           Minimum Net Worth.  Holdings shall not permit at any time its Consolidated Net Worth to be less than seventy-five percent (75%) of the Consolidated Net Worth of Holdings as of June 30, 2004.

(o)           Interest Coverage Ratio.  Holdings will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of Holdings to be less than 2.50 to 1.0.

10.           Reporting Requirements.  Subject to the provisions of Section 11 of this Agreement each Applicant covenants and agrees that until the Bank has no obligation to issue Credits, no Credit is outstanding and all of the Obligations have been satisfied, such Applicant shall furnish or cause to be furnished to the Bank:

(a)           Quarterly Financial Statements.  As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, the Form 10-Q of Holdings as filed with the SEC and separate financial statements of each of Holdings, AGRI and AGRO, each consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of Holdings, AGRI or AGRO, as the case may be, as having been prepared (i) as to the financial statements of Holdings, in accordance with GAAP, consistently applied, and (ii) as to the financial statements of AGRI and AGRO, as having been prepared in accordance with statutory accounting principles required by the Applicant Jurisdictions thereof.

(b)           Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of Holdings, the Form 10-K of Holdings as filed with the SEC and separate financial statements of each of Holdings, AGRI and AGRO, each consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, all in reasonable detail, with the financial statements of Holdings being prepared in accordance with GAAP, consistently applied, and the financial statements of AGRI and AGRO being prepared in accordance with statutory accounting principles required by the Applicant Jurisdictions thereof, and (i) in the case of Holdings’ financial statements, certified by independent certified public accountants of recognized standing satisfactory to the Bank and (ii) in the case of AGRI’s and AGRO’s financial statements, certified by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of AGRI or AGRO, as the case may be.  The certificate or report of accountants in respect of Holdings shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition, or contingency which would materially impair the prospect of payment or performance of any covenant, agreement, or duty of any Applicant under this Agreement.

(c)           Certificate of the Applicants.  Concurrently with the financial statements of Holdings, AGRI and AGRO furnished to the Bank pursuant to Section 10(a) and Section 10(b) of this Agreement, a certificate of each of Holdings, AGRI and AGRO signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of Holdings, AGRI or AGRO, as the case may be, in form and content satisfactory to the Bank, to the effect that, except as described pursuant to Section 10(d) of this Agreement, (i) the representations and warranties of the Applicants contained in Section 12 of this Agreement are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and each Applicant has performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate, and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all applicable financial covenants contained in Sections 10(m), 10(n) and 10(o) of this Agreement.

(d)           Notice of Default.  Promptly after any officer of an Applicant has learned of: (i) the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of such Applicant setting forth the details of such Event of Default or Potential Default, and the action which such Applicant proposes to take with respect thereto, or (ii) the creation or acquisition of a Material Subsidiary, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Assistant Treasurer of such Applicant setting forth the legal name, jurisdiction of organization, and such other relevant information reasonably requested by the Bank.

(e)           Off-Balance Sheet Financing.  Neither any Applicant nor any of their Material Subsidiaries shall engage in any off-balance sheet transaction (i.e., the liabilities in respect of which do not appear on the liability side of the balance sheet) providing the functional equivalent of material Indebtedness or otherwise providing for a material liability of such Applicant or any of Holdings’ Material Subsidiaries (collectively, “Off-Balance Sheet Transactions”), except such Off-Balance Sheet Transactions as are fully disclosed to the Bank prior to their creation.

(f)            Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against such Applicant or any Material Subsidiary of Holdings, which involve a claim or series of claims in excess of $20,000,000 or which, if adversely determined, would cause, or could reasonably be expected to cause, a Material Adverse Effect.

(g)           Notice of Change in Insurer Financial Strength Rating.  Within two (2) business days after Standard & Poor’s or Moody’s announces a change in the Insurer Financial Strength Rating of AGRI or AGRO, notice of such change.  Holdings will deliver together with such notice a copy of any written notification which AGRI or AGRO received from the applicable rating agency regarding such change of its Insurer Financial Strength Rating.

(h)           Sale of Assets.  At least fifteen (15) calendar days prior thereto, notice with respect to any proposed sale or transfer of material assets pursuant to clause (v) of Section 9(g) of this Agreement.

(i)            Budgets, Other Reports and Information.  Promptly upon their becoming available to such Applicant, such reports and information as any of the Bank may from time to time reasonably request.  Each Applicant shall also notify the Bank promptly of the enactment, enforcement, or adoption of any Law which causes, or could reasonably be expected to cause, a Material Adverse Effect with respect to such Applicant.

11.           Bermuda Law Event.  To the extent that the making by any Applicant of any covenant set forth in any of Sections 8, 9 and 10 of this Agreement is for such Applicant not permitted by, or is unlawful under or is in violation of, any Bermuda Law pertaining to fetters on statutory powers, then such covenant shall be deemed not made by nor applicable to such Applicant, but if such Applicant shall take or fail to take any action which would have breached such covenant had the same been applicable to such Applicant, the action or failure to take action shall constitute a “Bermuda Law Event”.

12.           Representations and Warranties.  The Applicants represent and warrant to the Bank, and shall be deemed to represent and warrant to the Bank upon the request for and issuance of each Credit, that:

(a)           Organization and Qualification.  Each Applicant and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failures to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Power and Authority; Validity and Binding Effect.  The transactions contemplated by this Agreement are within the corporate or limited liability company powers of each Applicant and have been duly authorized by all necessary corporate or limited liability company action and, if required, stockholder or member action.  There is no document affecting the authority of the board of directors of such Applicant to authorize such Applicant’s entry into this Agreement that is not disclosed by such Applicant’s memorandum of association or bye-laws or by the minutes of the proceedings of the directors of each Applicant relating to the authorization of this Agreement, which proceedings, as to AGRO, consist of the written consent of its directors dated October 28, 2004, and which proceedings, as to Holdings and AGRI, consist of meetings of their respective directors held on November 4, 2004.  This Agreement has been duly executed and delivered by each Applicant and constitutes a legal, valid and binding obligation of each Applicant in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)           No Conflict.  The transactions contemplated by this Agreement (i) do not require any consent or approval of, registration or filing with, or other action by, any Official Body, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws, or other organizational documents of any Applicant or any order of any Official Body, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Applicant or any of its properties, or give rise to a right thereunder to require such Applicant to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (iv) will not result in the creation or imposition of any Lien on any property of any Applicant, except to the extent, if any, provided under the terms of this Agreement.

(d)           Financial Information.  Holdings has heretofore furnished to the Bank (i) its audited consolidated balance sheet for it and its consolidated Subsidiaries and the related statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants (as provided in the registration statement of Holdings on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2004), and (ii) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as of June 30, 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and for the portion of the fiscal year then ended, as provided in the report of Holdings on Form 10Q filed with the SEC for the fiscal quarter ended June 30, 2004.  Such financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as of such dates and its consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(e)           No Material Adverse Change.  Since June 30, 2004 there has been no material adverse change in the assets, business, financial condition or operations of any Applicant and its Subsidiaries, taken as a whole.

(f)            No Margin Stock.  None of the Applicants, nor any of their Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and the Credit will not be used in connection with buying or carrying any such margin stock.

(g)           No Action Required.  To ensure the legality, validity, enforceability, or admissibility in evidence of this Agreement, it is not necessary, as of the date hereof, that this Agreement or any other document be filed or recorded with any Official Body in any of (a) Bermuda, and (b) any other country or jurisdiction (i) where any Applicant is licensed or qualified to do business (each an “Applicant Jurisdiction”) or (ii) from or through which payments hereunder are made by any Applicant, or that any stamp or similar tax be paid on or in respect of this Agreement in any Applicant Jurisdiction, other than such filings and recordations as have already been made and such stamp or similar taxes as have already been paid.

(h)           Proper Form.  This Agreement is in proper form under the laws of any Applicant Jurisdiction for the admissibility thereof in the courts of such Applicant Jurisdiction; and it is not necessary or desirable to ensure the enforceability of this Agreement that it or any other instrument relating hereto be filed or registered in any court, public office or register of any Applicant Jurisdiction.

(i)            No Taxes or Charges.  There are no taxes or other governmental charges payable under the laws of any Applicant Jurisdiction or to any governmental authority of any Applicant Jurisdiction in respect of any amount payable under this Agreement.

(j)            No Withholding.  Under the law of any Applicant Jurisdiction there is no requirement for any of the parties to this Agreement to make any deduction from or any withholding of any part of any payment under this Agreement; and there are no stamp or registration or similar taxes or charges payable in any Applicant Jurisdiction in respect of this Agreement or the enforcement thereof in the courts of any Applicant Jurisdiction.

(k)           Foreign Courts.  The courts of each Applicant Jurisdiction will observe and give effect to the choice of the laws of the State of New York as the governing law of this Agreement.

(l)            No Applicant Immunity.  Under the law of each Applicant Jurisdiction, neither an Applicant nor any of its properties or assets is immune from institution of legal proceedings or the obtaining or execution of a judgment in such Applicant Jurisdiction.

(m)          No Bank Qualification.  It is not necessary under the laws of any Applicant Jurisdiction that the Bank be authorized or qualified to carry on business in such Applicant Jurisdiction for its entry into, execution, delivery, performance or enforcement of this Agreement.

(n)           Bank Not Resident.  The Bank will not be deemed to be resident, domiciled, carrying on business or subject to taxation in any Applicant Jurisdiction by reason only of its entry into, execution, delivery, performance or enforcement of this Agreement.

(o)           Corporate Structure.  (i) Holdings owns 100% of the issued and outstanding capital stock of AGRI; and (ii) AGRI owns, directly or indirectly, 100% of the issued and outstanding capital stock of each of Assured Guaranty Barbados Holdings, Ltd., a company organized under the laws of Barbados; Assured Guaranty Overseas US Holdings Inc., a Delaware corporation; AGRO; and Assured Guaranty Mortgage Insurance Company, a New York corporation.

(p)           Regulatory Compliance.  Each Applicant is in compliance in all material respects with the conditions attached to its registration as an insurer under the Insurance Act 1978 of Bermuda (the “Insurance Act”); and no Applicant has received any direction of the Bermuda Monetary Authority issued in respect of such Applicant under section 32 of the Insurance Act.

13.           Conditions to Effectiveness.  The effectiveness of this Agreement and the Bank’s agreements hereunder are subject to the Applicants’ delivery to the Bank of each of the following conditions:

(a)           Certified Resolutions.  A certificate executed by an authorized officer of each Applicant and a secretary or assistant secretary of such Applicant certifying (i) the resolutions of the board of directors of such Applicant authorizing the execution, performance and delivery of this Agreement and each other document executed in connection herewith or in connection with any of the transactions contemplated hereby, (ii) the names and signatures of the officers of such Applicant executing or attesting to such documents, and (iii) (A) compliance by the Applicants with all representations, warranties, covenants and conditions under this Agreement and each of the documents executed in connection herewith, (B) the absence of any Event of Default, and (C) the absence of any material adverse change since June 30, 2004 in the business, properties, operations or condition (financial or otherwise) of such Applicant or its ability to perform its Obligations hereunder;

(b)           Formation Documents.  True and complete copies of the certificate or articles of formation of each Applicant, including any amendments or restatements thereof, and of the by-laws or equivalent governing documents, certified as true, correct and in full force and effect by the Secretary or an Assistant Secretary of such Applicant;

(c)           Legal Opinions.  A favorable opinion of counsel for each Applicant, all in form and substance reasonably acceptable to the Bank;

(d)           Closing Fee.  In immediately available funds, the closing fee required by Section 4(a) of this Agreement;

(e)           Debt Rating.  Evidence satisfactory to the Bank that the senior unsecured debt rating of Holdings as of August 31, 2004 (i) as determined by Moody’s, is not less than “A2” and (ii) as determined by Standard & Poor’s, is not less than “A”.

14.           Events of Default.  Should any of the following events (each an “Event of Default”) occur, the Applicants shall pay to the Bank, on demand, to serve as cash collateral for the Obligations, an amount equal to all of the Obligations then outstanding, including, without limitation, an amount equal to the aggregate undrawn face amount of any and all Credits then outstanding and the aggregate amount payable pursuant to drafts that have been presented under Credits and not reimbursed to the Bank:

(a)           Failure to Pay.  Any Applicant fails to make payment when due of any amount payable under this Agreement and such failure continues unremedied for at least five (5) days;

(b)           Negative Covenants.  Any Applicant fails to perform any of the covenants contained in Section 9 of this Agreement to be performed by such Applicant;

(c)           Affirmative and Reporting Covenants.  Any Applicant fails to perform for a period of ten (10) days or more any of the covenants contained in Section 8(f) of this Agreement to be performed by such Applicant;

(d)           Other Covenants.  Any Applicant fails to perform any other covenant or other agreement to be performed by such Applicant under this Agreement (other than those described in clauses (a), (b) and (c), above) and such default shall continue unremedied for a period of thirty (30) days (such grace period to be applicable only in the event such default can be remedied by corrective action);

(e)           Representations.  Any representation made in any financial statement or in any certificate or other writing delivered to the Bank by or on behalf of any Applicant in connection with this Agreement (including, without limitation, any representation made in Section 12 of this Agreement) or any Credit is in any material respect false or misleading when made;

(f)            Credit Agreement Default.  The occurrence of an “Event of Default” under, and as defined in, the Credit Agreement;

(g)           Involuntary Proceeding.  A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Applicant or any Applicant’s Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or conservator (or similar official) of any Applicant or any Applicant’s Subsidiary or for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

(h)           Voluntary Proceeding.  Any Applicant or any Applicant’s Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization, or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing;

(i)            Bermuda Law Event.  A Bermuda Law Event shall occur and be continuing, provided that any grace period provided under the provisions of this Section 10 or otherwise under this Agreement applicable to an equivalent breach of covenant under this Agreement shall apply to this clause (i);

(j)            Change of Control.  (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended), other than ACE or an Affiliate of ACE, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 30% or more of the voting capital stock of Holdings; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of Holdings on the first day of such period and individuals approved by the existing board of directors of Holdings shall cease to constitute a majority of the board of directors of Holdings; or (iii) AGRI shall cease to be a wholly-owned Subsidiary of Holdings; or (iv) Assured Guaranty Barbados Holdings, Ltd. shall cease to be a wholly-owned Subsidiary of AGRI; or (v) Assured Guaranty

Overseas US Holdings Inc. shall cease to be a wholly-owned Subsidiary of Assured Guaranty Barbados Holdings, Ltd.; or (vi) AGRO shall cease to be a wholly-owned subsidiary of Assured Guaranty Overseas US Holdings Inc.; provided that the occurrence of any event described in any of clauses (iii), (iv), (v) and (vi) shall not be deemed to be an Event of Default if (A) after giving effect to such occurrence, each of AGRI, AGRO, Assured Guaranty Barbados Holdings, Ltd., and Assured Guaranty Overseas US Holdings Inc. shall, directly or indirectly, remain a wholly-owned Subsidiary of Holdings and (B) if requested by the Bank, the Subsidiary of Holdings that caused such event to occur joins in this Agreement as an Applicant or other form of obligor satisfactory to the Bank;

(k)           Cessation of Enforceability.  This Agreement shall cease to be a legal, valid, and binding agreement enforceable against each Applicant or its successors and assigns (as permitted under this Agreement) in accordance with the respective terms hereof or shall in any way be terminated (except in accordance with its terms) or become or be declared stayed, ineffective, or inoperative; provided, however, if any of the foregoing is a result of an involuntary proceeding of the type described in clause (i), above, such proceeding has not been contested by the affected party or has not been dismissed after the passage of more than sixty (60) days,

(l)            Cross Default.  A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Applicant or any Material Subsidiary may be obligated as a borrower or guarantor in excess of $20,000,000 in the aggregate, and (i) such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or (ii) if such breach or default causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend; or

(m)          Judgments.  Any final judgments or orders for the payment of money which results in an uninsured liability to pay in excess of $20,000,000 in the aggregate shall be entered against any Applicant or any Applicant’s Subsidiary by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded, or stayed pending appeal within a period of forty-five (45) days from the date of entry.

Any cash collateral amount so paid and the corresponding amount of which has not been drawn at the expiration of the Credit shall be repaid to the Applicants, without interest, upon the payment in full of all other amounts and other Obligations owing hereunder.  In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default (i) the Bank may, by notice to the Applicants, terminate the Facility and the Facility Term (provided that if the Event of Default arises under either of clause (g) or clause (h) of this Section 14 with respect to any one or more of the Applicants, such termination shall be automatic and without any notice or other action by the Bank), and (ii) the Bank may exercise any and all such rights and remedies as are available to it at law or in equity.

15.           Dollars.  The amounts of all Credits will be denominated in United States dollars; and all payments owing hereunder, whether in respect of reimbursement, interest, fees or otherwise, shall be made in United States dollars.

16.           Bank’s Expenses.  The Applicants agree to reimburse to the Bank promptly upon request all reasonable out-of-pocket expenses paid or incurred by the Bank, including reasonable attorneys’ fees and expenses, in connection with (i) the preparation of this Agreement, the Credits and related documentation and the closing of the effectiveness of this Agreement and the issuance of the Credits, (ii) any amendments, modifications or waivers of the provisions hereof or thereof, and (iii) the enforcement of its rights and remedies hereunder, at law and in equity.

17.           Indemnity.  The Applicants agree at all times to protect indemnify and save harmless the Bank from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which the Bank may at any time incur by reason of this Agreement or the issuance and performance of the Credits except to the extent resulting from the Bank’s gross negligence or willful misconduct.

18.           Consent to Jurisdiction.  EACH APPLICANT HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COUNT OF RECORD IN THE COUNTY OF CUYAHOGA, OHIO OR OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement or any one or more of the Credits, and service of process by the Bank in any such suit, action, proceeding or judgment may be made by mailing a copy thereof to such Applicant at its address set forth in Section 22, below.  EACH APPLICANT ALSO WAIVES ANY CLAIM THAT CUYAHOGA COUNTY OR THE NORTHERN DISTRICT OF OHIO IS AN INCONVENIENT FORUM.

19.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

20.          No Waiver.  No failure on the part of the Bank to exercise, and no delay in exercising any right, remedy or power hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.  Each and every right, remedy and power hereby granted to the Bank or allowed it by law or other agreement shall be cumulative and not exclusive the one of any other and may be exercised by the Bank from time to time.

21.           Renewal; Copy of Notice of Non-Renewal.  Each Credit will be deemed to be automatically extended without amendment for a period of one year from the expiration date or any further expiration date thereof, unless at least forty-five (45) days prior to such expiration date, the Bank shall notify the Beneficiary thereof by registered or certified mail or by overnight courier (who obtains written confirmation of receipt) that such Credit will not be renewed for any such additional period, which the Bank reserves the right to do in its sole discretion.  Contemporaneously with the issuance to such Beneficiary of such notice that the Bank will not renew the term of such Credit, which the Bank reserves the right to do in its sole discretion, the Bank shall provide the Applicants with a copy of such notice.

22.           Notices.  All demands for payment, notices or other communications hereunder shall be given in writing (including communications by facsimile transmission) and shall be addressed:

If to the Bank:	127 Public Square
Cleveland, Ohio 44114
Attention: Ms. Mary K. Young
Fax No. (216) 689-4981;

If to Holdings:	30 Woodbourne Avenue
Hamilton HM 08, Bermuda
Attention: General Counsel and Secretary
Fax No. (441) 296-3379;

If to AGRI:	30 Woodbourne Avenue
Hamilton HM 08, Bermuda
Attention: Chief Underwriting Officer
Fax No. (441) 296-3379;

If to AGRO:	11 Victoria Street
Hamilton HM 11, Bermuda
Attention: Assistant Secretary
Fax No. (441) 292-3793

With, as to AGRO only, a copy to:

AG Intermediary Inc.
1325 Avenue of the Americas
New York, NY 10019
Attention: General Counsel
Fax No. (212) 581-3268

or to such other address as such party may designate by notice to the other parties.  Any such notice shall be effective (a) in the case of hand-delivery, when delivered; (b) if given by mail, four days after such notice is deposited with the US Postal Service, with first-class postage prepaid, return receipt requested; (c) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such notice receives confirmation of the delivery thereof from its own facsimile machine; and (d) if given by any other means (including by overnight courier), when actually received.

23.           Successors and Assigns.  No Applicant may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by an Applicant without such consent shall be null and void).  The Bank may, with the prior written consent of the Applicants (which consent shall not to be unreasonably withheld or delayed), assign all or a portion of its rights and obligations with respect to this Agreement to one or more financial institutions that are banks listed on the most current Bank List of banks approved by the National Association of Insurance Commissioners, provided that no consent of any Applicant shall be required for such an assignment if an Event of Default has occurred and is continuing, and provided further that the Bank may assign its rights and remedies (as distinct from its obligations in respect of the Credits) to any assignee (whether or not a bank so listed), without the consent of the Applicants, if an Event of Default has occurred and is continuing.  Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

24.           Waiver of Jury Trial.  EACH APPLICANT AND THE BANK IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY ONE OR MORE OF THE CREDITS OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

[No additional provisions are on this page; the page next following is the signature page.]

IN WITNESS WHEREOF, the Bank and the Applicants have entered into this Agreement as of the date first above written.

APPLICANTS:	BANK:

ASSURED GUARANTY LTD.	KEYBANK NATIONAL ASSOCIATION

By:	By:
Name:	Mary K. Young, Vice President
Title:

ASSURED GUARANTY RE OVERSEAS LTD.

By:
Name:
Title:

ASSURED GUARANTY RE INTERNATIONAL LTD.

By:
Name:
Title:

EXHIBIT A

IRREVOCABLE LETTER OF CREDIT NO.

To:

                        ,

Attn:

(           )            -

At the request and for the account of                                   on behalf of                                  , we hereby establish this clean, irrevocable and, subject to the provisions hereof, unconditional Letter of Credit in your favor as Beneficiary for drawing up to U.S. $                                  effective                                  , 200  .  This Letter of Credit is issued, presentable and payable at our office at 4910 Tiedeman Road, 4th Floor, MC: OH-01-51-0435, Cleveland, Ohio 44144-2338, Attention: Standby Letter of Credit Processing and Service Center, and expires with our close of business on [a date specified by the Applicant that is not later than 365 days after the date of issuance].  Except if and when the amount of this Letter of Credit is increased, this Letter of Credit cannot be modified or revoked without your consent.

The term “Beneficiary” includes any successor by operation of law of the named Beneficiary, including without limitation any liquidator, rehabilitator, receiver or conservator, provided that any drawing by such successor must be accompanied by a copy of satisfactory legal documentation evidencing the appointment of such successor of the Beneficiary.

We hereby undertake promptly to honor your sight draft(s) in the form attached as Exhibit 1 hereto drawn on us indicating our Letter of Credit No.                          , for all or any part of this Letter of Credit upon presentation of your draft drawn on us at our office specified above on or before the expiration date hereof or any automatically extended expiration date as provided herein.

Except as expressly stated herein, our undertaking is not subject to any agreement, requirement or qualification.  The obligation of KeyBank National Association (the “Bank”) under this Letter of Credit is the individual obligation of the Bank and is in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien, security interest or any other reimbursement.

This Letter of Credit will be deemed to be automatically extended without amendment for one year from the expiration date or any further expiration date, unless at least forty-five (45) days prior to such expiration date, we notify you at the above address by registered or certified mail or by overnight courier that this Letter of Credit will not be renewed for any such additional period.

Except as expressly provided herein, this Letter of Credit is subject to and governed by the laws of the State of Ohio and the International Standby Practices 1998 (the “ISP”), and in the event of conflict, the laws of the State of Ohio will control.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:	And:
Name:	Name:
Title:	Title:

Date: , 200